                                                                   Exhibit 10.33


[ETHICON ENDO-SURGERY LETTERHEAD]



                                       February 28, 1996

Mr. Eric Kriss, CEO
MediOual Systems, Inc.
1900 West Park Drive, Suite 250
Westborough, MA 01581

Re: CONSULTING AGREEMENT

Dear Mr. Kriss:

      Representatives of Ethicon Endo-Surgery, Inc. ("Ethicon") and your company, MediOual Systems, Inc. (referred to as "Consultant"), have had discussions concerning the desirability of Consultant rendering professional consulting services to Ethicon in the solution of agreed upon problems. Ethicon wants to engage such services, and Consultant wants to render them, subject to the following Agreement which shall become effective upon the last date of signature of this Agreement by both parties.

      1. Consultant shall use its best efforts to provide consulting services to Ethicon as described below, to keep Ethicon advised of the progress of the work, to permit any representative of Ethicon to inspect from time to time the results of its consulting services as are susceptible of inspection, to provide Ethicon with reports, specifications, drawings, models, and the like, as are appropriate to the nature of the services which Consultant will perform, and to keep records of hours worked and cost of materials used, as well as other reasonable out-of-pocket expenses, which such records Ethicon's representative may examine upon reasonable notice to Consultant.

      2. Any confidential information acquired by Consultant from Ethicon concerning existing or contemplated machines, products, processes, techniques, or know-how, or any information or data developed pursuant to the performance of the consulting services below shall not be disclosed by Consultant to others or used for Consultant's own benefit without the written consent of Ethicon. Consultant's obligations under this paragraph and under Paragraph 3 below shall survive the expiration or termination of this Agreement.

      3. (a) Any            *              or     *      or       *
Consultant in connection with or during the performance of services for Ethicon
shall           *               . Consultant,      *         to Ethicon other
than        *           for       *       in the event this Agreement shall have
terminated, but at        *         , shall              *                    to
Ethicon all       *       , including           *             , as may be
    *     to enable Ethicon to        *           such            *            ,
    *     by   *    or



* Confidential portions have been omitted and filed separately with the Commission.

                                                          MediQual Systems, lnc.
                                                                          Page 2

otherwise in      *        and to     *      to said        *           ,
            *              Ethicon or its    *    , their          *           .
Consultant shall render assistance as Ethicon may require in any       *
                                 *                                        .
Consultant, as part of the services to be performed below, shall      *
       *         of its  *  , properly     *     for use as       *          ,
and shall   *    such    *    to    *    when requested or at the termination of
the  *  .

          (b) Any copyrightable work whether published or unpublished created by Consultant in connection with or during the performance of services below shall be considered a work made for hire, to the fullest extent permitted by law and all right, title and interest therein, including the worldwide copyrights, shall be the property of Ethicon as the employer and party specially commissioning such work. In the event that any such copyrightable work or portion thereof shall not be legally qualified as a work made for hire, or shall subsequently be so held to not be a work made for hire, Consultant agrees to assign, and does hereby so assign to Ethicon, all right, title and interest in and to such work or portion thereof, including but not limited to the worldwide copyrights, extensions of such copyrights, and renewal copyrights therein, and further including all rights to reproduce the copyrighted work in copies or phonorecords, to prepare derivative works based on the copyrighted work, to distribute copies of the copyrighted work, to perform the copyrighted work publicly, to display the copyrighted work publicly, and to register the claim of copyright therein. Consultant, without charge to Ethicon, shall duly execute, acknowledge, and deliver to Ethicon all further papers, including assignments and applications for copyright registration or renewal, as may be necessary to enable Ethicon to publish or protect such works by copyright or otherwise in any and all countries and to vest title to said works in Ethicon, or its nominees, their successors or assigns, and shall render all such assistance as Ethicon may require in any proceeding or litigation involving the rights in such works.

      4. Should Consultant's services below require the employment by Consultant of third party personnel, Consultant shall employ only those whose employment shall be approved by Ethicon in writing and who have for the benefit of Ethicon executed an agreement containing provisions of the character and scope of Paragraphs 2 and 3 above; except that Ethicon may waive the requirement that such agreements be executed in the case of stenographic and certain other nonprofessional personnel regularly employed at Consultant's place of business and whose work is performed strictly in accordance with Consultant's directions.

      5. Ethicon reserves the right to discontinue at any time any work upon which Consultant shall have been engaged for Ethicon in which event Ethicon shall be obligated to pay Consultant only for work done by Consultant and cost of materials for which Consultant has become obligated in connection with the contemplated services up to the date of such discontinuance.


* Confidential portions have been omitted and filed separately with the Commission.

                                                          MediQual Systems, Inc.
                                                                          Page 3

      6. During the term of this Agreement, including any renewals or extensions
thereof, and for a period of      *        thereafter, Consultant agrees not to
           *         for         *            involving the        *
          *               of any              *                relating to the
              *               without a          *            from Ethicon.

      7. Ethicon hereby offers to engage and Consultant accepts engagement by Ethicon of Consultant's professional services as set forth in Appendix A (copy attached) and as further set forth as follows:

            C.U.P.I.D. Project - Development of Protocol/Table Shells/Analytic Plan

            C.U.P.I.D. Project - Ongoing Data Processing and Analysis for HMOs

            C.U.P.I.D. Project - Chart Abstraction, Data Collection and Analysis for HMOs Physician BenchMark Databases - Data Processing and Analysis, Creation of Physician-specific databases for Ethicon.

      8. In consideration of its acceptance of this Consulting Agreement and of its performance of the professional services as specifically set forth in Paragraph 7 above, Ethicon shall pay Consultant as set forth in Appendix A, but
in no event shall Ethicon be required to pay an amount which exceeds     *
  *   of any of the       *         set forth in Appendix A without the mutual
consent of the parties.

      9. Consultant represents that it does not have an obligation, whether express or implied, to any third party that would interfere, hamper or limit his ability to render the professional services as described above. In conducting other activities, Consultant will not take a position or represent interests that conflict with Ethicon's interest during the initial term or any extended term of this Agreement.

      10. Consultant shall not assign this Agreement or any part thereof without Ethicon's prior written approval. Ethicon may, without Consultant's consent, assign or extend this Agreement including all rights and obligations hereunder at any time to any of its affiliates, or to any entity acquiring substantially all of Ethicon's assets to which this Agreement relates.

      11. For the purpose of this Agreement and all services to be provided under this Agreement, Consultant shall be and shall be deemed to be, an independent contractor and not the agent or employee of Ethicon. Consultant shall be solely responsible for the payment when applicable of any licenses, taxes, or any and all other costs associated with Consultant's complying with pertinent laws and regulations. Consultant agrees that it will not be entitled under this Agreement to participate in any benefit plans which Ethicon or its affiliates sponsor for its employees.

      12. The term of this Agreement shall be for one (1) year from the date set forth below unless renewed or otherwise extended by mutual written agreement.


*Confidential portions have been omitted and filed separately with the Commission.

                                                          MediQual Systems, lnc.
                                                                          Page 4

      13. Any controversy or claim arising out of or relating to this Agreement, or the parties' decision to enter into this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the provisions, then obtaining, of the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The arbitration shall be held in Cincinnati, Ohio and the arbitrators shall apply the substantive law of Ohio except that the interpretation and enforcement of this arbitration provision shall be governed by the Federal Arbitration Act. The arbitrators shall not award either party punitive damages and the parties shall be deemed to have waived any right to such damages.

      14. The validity and interpretation of this Agreement and the legal relations of the parties to it shall be governed by the internal laws of the State of Ohio.

      15. This document contains the entire agreement between the parties and supersedes all preexisting agreements between the parties respecting its subject matter. Modification of this Agreement shall only be effective if made in writing and signed by both parties.

      This Agreement is signed below in duplicate on the dates set forth below by an authorized representative for each of the respective parties.

Consultant                                          Ethicon Endo-Surgery, Inc.

By: /s/ Eric Kriss                         By: /s/ Nicholas J. Valeriani
    -------------------                        ---------------------------------
    Eric Kriss, CEO                        Nicholas J. Valeriani, Vice President
                                           Sales and Marketing

Date: 4/1/96                                 Date: 3/28/96

                                   APPENDIX A

   CUSTOMER UTILIZATION BY PROCEDURE INFORMATION DATABASE (C.U.P.I.D.) PROJECT

                                REVISED PROPOSAL

Study Types

1. Analysis of billing (claims) information from clients for patients based on procedures or other parameters.

2. Analysis of information mased on chart review of patients based on procedures or other parameters.

3. Analysis of electronic chart-based information of patients based on procedures or other parameters

Objective

The objective would be to help clients, including HMO's, provider/hospitals, and physicians, analyze their current modalities of therapy and determine where there might be opportunities to convert current treatment modalities to videoscopic procedures.

Methods

Three methods are proposed:

1. Study based entirely on a review and compilation of information from billing or claims information systems;

2. Study based on a combination of billing/claims information and a targeted chart review of select patients, and

3. Compile a database of select "benchmark' physicians, based on electronic chartbased information supplied by those physicians.

Design

All studies will involve a retrospective analysis of patients with select profiles or treatments at select managed care or provider locations. The data will be gathered through electronic downloads and/or chart review using the MediQual Systems, Inc. abstraction and glossary methodology. Ethicon Endo-Surgery, Inc. will develop, with the assistance of MediQual and other parties, a proprietary glossary specific to Ethicon Endo-Surgery's needs.

Patient Identification

Patients will be uniquely identified based on an initial electronic review of the claims or charts using CPT-4 or ICD-9 codes or other Ethicon Endo-Surgery designated parameters. These patients will then undergo a review of electronic information alone or review of electronic information plus additional chart abstraction.

Appendix A - Revised C. U. P. I . D. Proposal
2/16/96
Page 2

Settings

The settings will consist of those selected by Ethicon Endo-Surgery for this study. This will consist of either select outpatient settings, select inpatient settings, select physician practices, or a blend of settings. The data from these settings will be gathered and analyzed on an individual basis and made available to the client, Ethicon EndoSurgery, or both. The number of patients analyzed will vary by setting. The quoted source of the data may be MediQual, Ethicon Endo-Surgery, or the client itself, depending upon individual project preferences. Comparative information from MediQual's comparative database is available for inpatient settings only and is available for use in these studies.

Patient Follow-Up

In all studies, the proposed follow-up time period would be up to twelve (12) months following the sentinel procedure event, with other data (up to six [6] months) being collected before the sentinel event. Depending upon the nature of the situation, additional follow-up, beyond the above period, may be available. The actual time period shall be dynamic by customer.

Sample Size

The studies will include all patients at the individual setting with the exact number to be determined for each project. Other criteria may be used if statistical comparisons of certain sub-groups will be undertaken. Generally, claims will be analyzed for the entire population, whereas charts will be reviewed for a subset of the population.

Patient Characteristics

A number of characteristics will be used to describe the patients, and, where comparisons are done, to ascertain whether the patients in the various treatment arms are comparable. These include a variety of uni-variate analyses comparing age, gender, diagnosis, co-morbidity, etc. Exclusion criteria will be further delineated as part of the formal protocol, whereas charts will be reviewed for a subset of the population.

Data Gathering Options

For the electronic portion of the study, MediQual will gather the electronic information which is available on these patients. If the chart review option is used, the inpatient MediQual glossary used for gathering information on a consistent basis would be reviewed, edited, and supplemented (after joint discussions between Ethicon EndoSurgery and MediQual ) in order to ascertain which data elements may need to be collected in both the outpatient and the inpatient settings. These data elements may include patient demographic information, historical information, co-morbidity data, symptoms, physical findings, diagnostic test results, lab results, use of certain surgical techniques, health care utilization data, monitoring and follow-up data, and educational interventions. Of note, some of these data elements may be gathered either manually or electronically (depending on availability of the information)

Appendix A - Revised C. U. P. I. D. Proposal
2/16/96
Page 3

Study Outcomes

The final reports will contain a variety of tables and analyses, with the output to be determined after discussions between Ethicon Endo-Surgery and MediQual The output will probably include the following:

1. Number of patients who received a targeted procedure, by surgical technique used

2. Number of patients eligible for treatment with videoscopic techniques

3. Diagnostic procedures preceding and following the surgery, by surgical technique used

4. Baseline descriptions:

   a) Co-morbidity
   b) Demographic characteristics (age, sex, race, insurance classifications, etc.)
   c) Number of patients treated by the type of physician

5. Complications, by surgical technique

6. Resource consumption by surgical technique:

   a) Physician visits
   b) Hospitalization rates
   c) ER visits
   d) Clinic visits
   e) Charges/payments (if available)

7. Unique morbidity, utilization, and other factors will be developed with MediQual but be proprietary to Ethicon Endo-Surgery.

Analyses

The statistical significance of differences in outcomes will be evaluated, when appropriate, by both uni-variate means (t-test for means and chi-squared test for proportions). Comparisons to other settings may be possible once a sufficient database is accumulated.

Timing and Possible Points of Delay

The timing for this project is dependent upon a number of factors as described below:

- Protocol development and finalization (    *    )

   - Depends on availability of personnel at Ethicon Endo-Surgery, MediQual, and
     outsiders (at Ethicon Endo-Surgery's discretion) to come for     *
     meetings. The lead role will be taken by MediQual with periodic reviews at Ethicon Endo-Surgery involving key personnel (clinicians, statisticians, outcomes personnel, etc.).

   - Depends on internal delays at Ethicon Endo-Surgery for protocol approval.


- Data gathering - electronic only

   - Depending on the availability and quality of data (    *    ).

* Confidential portions have been omitted and filed separately with the Commission.

Appendix A - Revised C. U. P. I . D. Proposal
2/16/96
Page 4



  Data gathering (chart abstraction) (    *     )

   - Actual abstraction can take, depending on the setting and number of
     abstractors,    *    .

   - Delays may develop due to IRB approval (may or may not be necessary) and availability of staff at the setting to identify patients and pull medical records.


- Development of analytic plan, table shells, and programming (    *     )

   - This will run concurrently with the protocol development and the data gathering.


   Data analysis and reporting (electronic only)

   - Depending on data quality (    *    ).


- Data analysis and reporting (chart abstraction) (   *    )

   - This time may increase if there are special analyses performed, above and beyond what is in the analytic plan.

- Benchmark databases

   - Development of the public inpatient databases will take    *

   - Development of the CUPID electronic and electronic/manual summary database
     will take    *      after the data is available for those plans which will
     be in the database

   - Development of the summary database for the physicians with electronic charts will depend on both the time to develop the protocol and the time to gather and analyze the data. Due to the variety of chart types and the different ways of collecting the data points, protocol development and cleaning up of the tapes could be a fairly major undertaking.

Overall, it is estimated that the initial development plan will take    *
with data gathering and analysis at each additional setting, depending on the
type of study and the delays at the setting, taking     *     . Of note,
MediQual has the resources to undertake analysis or data gathering at numerous study sites concurrently.

BUDGET

Administrative Data Analysis

- Project Development - electronic download (   *   )

   - Develop protocol

   - Develop analytic plan

   - Develop table shells

* Confidential portions have been omitted and filed separately with the Commission.

Appendix A - Revised C. U. P. I. D. Proposal
2/16/96
Page 5

- Provision of analysis

  - If data tape is clean (      *        )

  - If data tape is dirty (          *              /hour for tape cleanup)


Chart Abstraction

- Project development - electronic download and manual abstraction (   *   )

  - Develop protocol

  - Develop glossary and data entry tools

  - Develop analytic plan

  - Develop table shells


- Data gathering

   - Manual abstraction (    *     per chart, depending on complexity of data
     elements)


- Provision of analyses

   - MediQual performed analysis (  *    per site)


Example of Chart Abstraction Project

   Manual abstraction of 100 charts @  *  per chart            *
   MediQual performed analysis                                 *
   Abstractor travel                                           *
                                                             ------
                                                               *

Note: Abstraction costs will vary, based on the complexity of the final data elements chosen, and the number of charts chosen to abstract. Travel costs will vary, based on the site's geographic location.

Development of both protocols concurrently (   *   )

- Synergy of plan would permit the development to cost less for both projects (

- Individual institution data provision as above

"Benchmark" Datasets - Four different types of benchmark datasets are available and these include:

- Compilation of the inpatient state databases which contain physician level information

- Compilation of the electronically derived data, as described above

- Compilation of the electronically and chart reviewed data, as described above

- Compilation of the data supplied by physicians based on their electronic charts

* Confidential portion has been omitted and filed separately with the Commission.

Appendix A - Revised C. U. P. I. D. Proposal
2/16/96
Page 6

Option 1:  Inpatient physician level detail from 8 states (Public Data)

            Custom database on top 5-10% performers overall (   *   ) - or
            Custom database, physician license numbers supplied by Ethicon
            electronically (  *   )


Option 2: Compilation of the electronically derived claims data, as above

            Provision of database on all plans - assuming no changes (  *   )


Option 3: Compilation of the electronically derived and chart reviewed information

            Provision of database on all plans - assuming no changes (  *   )


Option 4:  Compilation of the data supplied by physicians electronic charts
            (Note: This option assumes identical protocol and analytic plan to the C.U.P.I.D. project; if any changes or new work are necessary, a new protocol and/or analytic plan must be devised for additional fees)

            Processing fees for electronic information ( *  /hour)

            Provision of the database for all sites collected (   *   )

Note: The above quoted figures do not include such items as travel, honoraria to individuals or institutions, or other out-of-pocket expenses.

* Confidential portions have been omitted and filed separately with the Commission.